Exhibit 99.1

Mykrolis Corporation Reports Revenues of $77.4 Million and EPS of $0.16 for Second Quarter

Shareholders Overwhelmingly Approve Merger with Entegris

BILLERICA, Mass., August 3, 2005 – Mykrolis Corporation (NYSE: MYK) reported today that sales for the second quarter ended July 2, 2005 of $77.4 million increased 5 percent sequentially from $73.6 million in the first quarter of 2005 and were 6 percent above $73.3 million in the comparable quarter a year ago.

Net income per diluted share for the second quarter was $0.16, which compared to net income per diluted share of $0.13 in the first quarter and to net income per diluted share of $0.18 in the second quarter a year ago. The operating results for the second quarter included $1.4 million in restructuring and other charges and $1.5 million in merger-related expenses. The $1.4 million in restructuring and other charges resulted from a realignment of the gas delivery business and personnel reductions.

For the first six months of 2005, revenues of $151.0 million increased 5 percent from $143.9 million for the same period a year ago. Net income per diluted share for the first half of 2005 was $0.29, compared to a net income per diluted share of $0.34 a year ago. Net income in the first half of 2005 included the aforementioned restructuring and other charges and merger-related expenses.

Consumable filtration and purification products represented 72 percent and equipment represented 28 percent of second quarter revenues. The company’s mix of customers was 39 percent OEM and 61 percent semiconductor and microelectronics device makers in the second quarter.

Gideon Argov, Chief Executive Officer, commented: “We were very pleased with our second quarter results. Revenues were propelled by record-level demand by Asian semiconductor makers and foundries, as well as the strong performance of Extraction Systems, which we acquired in March, 2005. Current industry indicators are pointing to increasing utilization levels on the part of many of our customers in the second half of 2005, which should bode well for continuing unit-driven demand for our consumable filtration and purification products.”

Bertrand Loy, Chief Financial Officer, added: “We achieved a gross margin of 50.4 percent in the second quarter, a record high for Mykrolis since it became a public company in 2001. The increase in gross margin reflected favorable product and customer mix and the benefits of the manufacturing optimization initiatives that Mykrolis undertook during the past four years. Cash flow from operations of $8.2 million in part reflected the continued improvements in working capital management. With cash, cash equivalents, and marketable securities of $112 million and no debt at the end of the quarter our financial position is very strong.”

Shareholders Approve Merger

Separately, stockholders overwhelmingly approved the proposed merger between Mykrolis and Entegris at the company’s Special Meeting of Stockholders in Lieu of Annual Meeting held today. Of the outstanding Mykrolis shares voted on the merger proposal approximately 99 percent were cast in favor of the merger. At its special meeting of shareholders, Entegris shareholders also approved the merger. Pursuant to the terms of the merger agreement, each share of Mykrolis common stock will be exchanged for 1.39 shares of Entegris common stock. The merger is expected to close on August 6, 2005.

Revenue by Geographic Region ($’s millions):

	Q2 2005	Q2 2004	% Growth
North America	$20.0	$20.4	-2%
Japan	25.1	26.9	-7%
Asia	25.2	19.5	29%
Europe	7.1	6.5	9%

Total	$77.4	$73.3	6%

	Q2 2005	Q1 2005	% Growth
North America	$20.0	$18.0	11%
Japan	25.1	26.9	-7%
Asia	25.2	21.7	16%
Europe	7.1	7.0	1%

Total	$77.4	$73.6	5%

	6 Months 2005	6 Months 2004	% Growth
North America	$38.1	$41.4	-8%
Japan	52.0	53.7	-3%
Asia	46.9	35.9	31%
Europe	14.0	12.9	9%

Total	$151.0	$143.9	5%

About Mykrolis

Mykrolis develops and manufactures fluid management and microcontamination control components and integrated systems for the semiconductor industry. The company’s product line comprises consumables and equipment that measure, control and purify liquids, gases and chemicals critical to the manufacturing process. In addition to the semiconductor industry, Mykrolis serves related markets including manufacturers of flat panel displays, bulk chemicals, and data storage devices. Mykrolis is based in Billerica, Massachusetts. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’s future operating results include, without limitation, the risk that a sustained industry recovery may be weaker than past recoveries, our inability to meet increasing demands for our products from our key customers; increased competition in our industry resulting in downward pressure on prices and reduced margins, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to the Securities Markets and Ownership of Our Securities,” and “Risks Related to our Separation from Millipore” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004.

Mykrolis Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	7/2/2005	7/3/2004	7/2/2005	7/3/2004
Net sales	$77,405	$73,335	$150,999	$143,850
Cost of sales	38,372	37,440	77,205	73,886

Gross profit	39,033	35,895	73,794	69,964
% of sales	50.4%	48.9%	48.9%	48.6%

Research & development expenses	7,425	6,556	14,491	12,853
Selling, general & admin. expenses	21,322	19,056	43,191	38,725
Restructuring and other charges	1,435	(88)	1,435	(88)

Operating income	8,851	10,371	14,677	18,474
% of sales	11.4%	14.1%	9.7%	12.8%
Other income, net	634	405	2,085	879

Income before income taxes	9,485	10,776	16,762	19,353
Income tax expense	2,273	3,055	4,019	4,645

Net income	$7,212	$7,721	$12,743	$14,708
% of sales	9.3%	10.5%	8.4%	10.2%

Basic income per share	$0.17	$0.19	$0.30	$0.36
Basic weighted average shares outstanding	42,120	41,420	42,044	41,207

Diluted income per share	$0.16	$0.18	$0.29	$0.34
Diluted weighted average shares outstanding	43,845	43,599	43,752	43,509

Mykrolis Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	(unaudited) July 2, 2005	Dec. 31, 2004
Assets
Cash and cash equivalents	$83,564	$88,185
Marketable securities	28,034	42,228
Accounts receivable, net	58,858	62,456
Inventories	43,399	41,835
Other current assets	5,751	4,351

Total current assets	219,606	239,055

Property, plant and equipment, net	63,355	65,564
Goodwill and intangible assets, net	51,529	33,015
Other assets	14,008	13,334

Total assets	$348,498	$350,968

Liabilities and shareholders’ equity
Accounts payable	$16,379	$14,887
Accrued expenses and other current liabilities	38,776	52,902

Total current liabilities	55,155	67,789

Other liabilities	12,408	11,664
Shareholders’ equity	280,935	271,515

Total liabilities and shareholders’ equity	$348,498	$350,968

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Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

Tel#: 978-436-6500

Email: investor_relations@mykrolis.com